From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Third Quarter Results

Miami, FL – May 12, 2008 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported results of operations for the nine and three month periods ended March 31, 2008. Revenues for the nine months decreased to $15,075,712 from $17,436,944 from the same period of fiscal 2007. Net earnings decreased to $368,228 or $.05 per diluted share compared to net earnings of $653,086 or $.09 per diluted share for the same period of fiscal 2007.

For the third quarter of fiscal 2008, revenues decreased to $4,694,188 from $5,181,944 in the comparable period of fiscal 2007. Net earnings for the quarter decreased to $75,918 or $.01 per diluted share compared to net earnings of $223,128 or $.03 per diluted share for the same period of fiscal 2007.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc., stated: “The quarter was disappointing as the slowing domestic economy and difficult credit conditions affected the Company’s revenues. A number of orders were postponed during the short term due to financing difficulties. However, foreign orders have been strong, increasing by 31.1% during the first nine months. In addition, the Company has received a number of large orders substantially increasing its backlog.” Mr. Indelicato also stated that most of these new orders would be shipped in fiscal 2009.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the

Securities and Exchange Commission.

DRYCLEAN USA, Inc.

DRYCLEAN USA, Inc. (AMEX:DCU)

Summary Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Nine months ended March 31,		Three months ended March 31,
	2008	2007	2008	2007

Revenues	$ 15,075,712	$ 17,436,944	$ 4,694,188	$ 5,181,944
Earnings before income taxes	580,441	1,056,103	119,367	361,797
Provision for income taxes	212,213	403,017	43,449	138,669
Net earnings	$ 368,228	$ 653,086	$ 75,918	$ 223,128
Basic and diluted earnings per share	$ .05	$ .09	$ .01	$ .03
Weighted average common
shares outstanding:
Basic	7,034,307	7,034,418	7,034,307	7,034,355
Diluted	7,036,989	7,037,871	7,036,162	7,038,197